Exhibit 99.1

TIER REIT, Inc. Closes $260 Million Secured Credit Facility

DALLAS, Texas, December 27, 2013 — TIER REIT, Inc., a Dallas-based real estate investment trust, announced today that it has closed a new secured, revolving credit facility. The facility is secured by six assets and has an initial commitment of $260 million and an accordion feature to expand the commitment to $500 million.  At TIER REIT’s election, the facility bears an annual interest rate of either (1) LIBOR plus 2.35% or (2) a “base rate” (as defined in the credit agreement) plus 1.35%.

KeyBanc Capital Markets and J.P. Morgan Securities LLC were the co-lead arrangers and book runners, and JPMorgan Chase Bank, N.A. served as syndication agent.  U.S. Bank National Association, Fifth Third Bank and Wells Fargo Bank, National Association were co-documentation agents, and KeyBank National Association will serve as administrative agent for the facility.

“2013 has been a very successful year for the company. We have managed our capital resources and strengthened our balance sheet through a reduction in leverage and debt costs, which have contributed to the successful completion of this facility,” said President Scott Fordham. “We are appreciative of the strong support we received from our lenders and their capital commitments,” he added. “This facility offers us attractive funding and provides additional liquidity to enhance the value of our properties.”

The $260 million revolving credit facility initially matures on June 20, 2017 with two options to extend until December 20, 2018.  At closing, the facility was undrawn, and initial availability was $258.8 million.  This facility replaces the company’s previous $110 million secured, revolving credit facility, which was priced at 3% over LIBOR or 2% over the base rate, and was scheduled to mature in October 2014.

About TIER REIT, Inc.

TIER REIT, Inc. is a Dallas, Texas-based real estate investment trust focused on providing quality, attractive, well-managed commercial office properties in dynamic markets throughout the United States, including Houston, Austin and Dallas/Ft. Worth, Texas; Chicago, Illinois; Philadelphia, Pennsylvania; Washington, D.C.; Charlotte, North Carolina and select other markets.  For more information on TIER REIT, please visit tierreit.com or call 972.931.4300.